Exhibit 23.3

Collarini Associates 3100 Wilcrest., Suite 140 Houston, Texas 77042 Tel. (82) 251-0160 www.collarini.com
CONSENT OF COLLARINI ASSOCIATES
We hereby consent to the reference to Collarini Associates under the heading “Experts” in Amendment No. 4 to the Registration Statement on Form S-1 (the “Registration Statement”) of Glori Energy Inc., and to the reference to our reserves determination of the proved reserves estimates of Glori Holdings Inc., a wholly owned subsidiary of Glori Energy Inc., as of January 1, 2012, in the Registration Statement. We further consent to the inclusion of our report dated May 18, 2012 entitled “Forecast of Production and Reserves in and related to Schuck Field, Etzold Unit North, located in Seward County, Kansas for Glori Holdings Inc.” as an exhibit to the Registration Statement.
COLLARINI ASSOCIATES

Mitch Reece, P.E.
President
TBPE Firm Registration No. F-5660
Houston, Texas
June 29, 2012